Prospectus Supplement
          (To Prospectus Dated June 8, 1998)

          $150,000,000

          COLUMBUS SOUTHERN POWER COMPANY

          Unsecured Medium Term Notes, Series B, Due From Nine Months to Forty-Two Years from Date of Issue

          Columbus Southern Power Company (the "Company") may from time to time offer its Unsecured Medium Term Notes, Series B (as referred to in this Prospectus Supplement, the "Notes"), in the aggregate principal amount of up to $150,000,000. Each Note will mature from nine months to forty-two years from its date of issue.

          The interest rate, if any, Public Offering Price, Stated Maturity, redemption provisions, if any, and certain other terms with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement (each a "Pricing Supplement").

          The Company may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms thereof will be established by the Company on the date of issue of such Note. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, on redemption, if any, and on Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on March 1 and September 1 of each year, on redemption, if any, and on Stated Maturity. Interest rates or formulas and other terms of Notes are subject to change by the Company, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

          Each Tranche of Notes will be represented by one or more global Notes (each a "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depository, or another depository (such a Note, so represented, being called a "Book-Entry Note"). Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Book-Entry Notes will not be issuable as certificated notes except under circumstances described herein. See "Supplemental Description of the Notes -- Book-Entry Notes".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Price to    Agents'             Proceeds to
                           Public(1)    Commission(2)       Company(2)(3)

           Per Note  .      100.000%    .125%-.750%         99.875%-
                                                            99.250%

           Total . . .    $150,000,000  $187,500-           $149,812,500-
                                        $1,125,000          $148,875,000

          (1)  Unless  otherwise  specified   in  the  applicable   Pricing
               Supplement, the price to the public will be 100% of the principal amount.

          (2) The Company will pay to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, each as agent (together, the "Agents"), a commission of from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through such Agent. The Company may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. The Notes may also be sold by the Company directly to investors, in which case no commission will be payable to the Agents. The Company has agreed to indemnify the Agents for certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution" herein.

          (3)  Before  deduction   of  expenses  payable  by   the  Company
               estimated at $255,536, including reimbursement of certain expenses of the Agents.

          The Notes are being offered on a continuous basis by the Company through the Agents which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. The Company may sell Notes at a discount to any Agent, as principal, for resale to one or more investors or other purchasers at varying prices relating to prevailing market prices at the time of resale, as determined by such Agent. The Company also may sell Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there is no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent may reject an order, whether or not solicited, in whole or in part. See "Plan of Distribution" herein.

          Merrill Lynch & Co.                    Morgan Stanley Dean Witter


          The date of this Prospectus Supplement is June 18, 1998.



          CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                        SUPPLEMENTAL DESCRIPTION OF THE NOTES

          The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth under "Description of New Notes" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Descrip-tion of the New Notes" in the accompanying Prospectus. The following description of the Notes will apply, unless otherwise specified in a Pricing Supplement.

          General

          The Notes will be issued as a series of Debt Securities under the
          Note Indenture. The Notes will be limited in aggregate principal amount to $150,000,000.

          The Notes will be issued in fully registered form only, without coupons. Each Tranche of Notes will be issued initially as one or more Book-Entry Notes. Except as set forth herein under "Book-Entry Notes" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as certificated notes. The authorized denominations of Global Notes will be $1,000 and any integral multiple thereof.

          Each Note will mature from 9 months to 42 years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Note may also be subject to redemption at the option of the Company prior to its Stated Maturity.

          The Pricing Supplement relating to a Note will describe the following terms: (1) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be offered (the "Public Offering Price"); (2) the date on which such Note will be issued (the "Original Issue Date"); (3) the date on which such Note shall mature (the "Stated Maturity"); (4) if an interest-bearing note, whether the Note will be a Fixed Rate Note or a Floating Rate Note; (5) the terms, if any, regarding the optional or mandatory redemption of such Note, including the redemption date or dates of such Note, if any, and the price or prices applicable to such redemption (including any premium); (6) any applicable discounts or commissions; and (7) any other terms of such Note not inconsistent with the provisions of the Note Indenture.

          "Business Day" with respect to any Note means any day that (a) in the Place of Payment (as defined in the Note Indenture) (or in any of the Places of Payment, if more than one) in which amounts are payable as specified in the form of such Note and (b) in the city in which the Trustee administers its corporate trust business, is not a day on which banking institutions are authorized or required by law or regulation to close; provided, however, that with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day. "London Business Day" means a day on which dealings in U.S. dollars are transacted in the London interbank market.

          Payment of Principal and Interest

               General

               Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its Original Issue Date at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the Original Issue Date, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date, redemption date or Stated Maturity, as the case may be (each, an "Interest Period").

               Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date, redemption date and on Stated Maturity. Payments of interest on the Notes (other than interest payable at redemption, if any, or Stated Maturity) will be made, except as provided below, in immediately available funds to the owners of such Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depository, as hereinafter defined) as of the Regular Record Date (as defined below) for each Interest Payment Date; provided, however, that if the Original Issue Date of a
          Note issued as a Global Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the owner of such Note on the related Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Regular Record Date" shall be the fifteenth calendar day (whether or not a Business
          Day) immediately preceding the related Interest Payment Date.

               Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes and any premium and interest thereon payable at redemption, if any, or Stated Maturity will be paid in immediately available funds upon surrender thereof at the office of Bankers Trust Company at Four Albany Street in New York, New York. Should any Note be issued other than as a Global Note, interest (other than interest payable at redemption or Stated Maturity) may, at the option of the Company, be paid to the person entitled thereto by check mailed to any such person. See "Book-Entry Notes" herein.

               Fixed Rate Notes

               Interest on Fixed  Rate Notes will be payable on March 1 and
          September 1 of each year or on such other date or dates specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes), on redemption, if any, and on Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

               If any Interest Payment Date, redemption date or Stated Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

               Floating Rate Notes

               Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate;
          (ii) the CMT Rate; (iii) the Commercial Paper Rate; (iv) the Federal Funds Rate; (v) LIBOR; (vi) the Prime Rate; (vii) the Treasury Rate; or (viii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify certain terms  with respect to  which each Floating  Rate
          Note is being  delivered, including:  whether  such Floating Rate
          Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates,
          Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Page or the Designated CMT Maturity Index and designated CMT Telerate Page, respectively, as such terms are defined below.

               The interest rate borne by the Floating Rate Notes will be determined as follows:

                    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

                    (ii) If  such Floating  Rate  Note is  designated as  a
               "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the redemption date, if any, or Stated Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

                    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

               The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

               Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

               The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

               The interest  rate applicable to each  Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent (as hereinafter defined) as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the
          "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable
          Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

               Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and
          (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

               Except  as  provided  below  or in  the  applicable  Pricing
          Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third
          Wednesday of March,  June, September and  December of each  year;
          (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and
          (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on a redemption date, if any, and on Stated Maturity. If any Interest Payment Date other than on a redemption date, if any, or on Stated Maturity for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If a redemption date, if any, or Stated Maturity of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the redemption date or Stated Maturity to the date of such payment on the next succeeding Business Day.

               All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent (with one-half cent being rounded upwards).

               With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

               The "Calculation Agent" will be set forth in the applicable Pricing Supplement. Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date, redemption date or Stated Maturity, as the case may be.

               Unless   otherwise  specified  in   the  applicable  Pricing
          Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

               CD Rate. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest
          Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index
          Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

               CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer side prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

               "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable Pricing Supplement, page 7052 for the most recent week.

               "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

               Commercial Paper Rate. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper-Nonfinancial". In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

               "Money  Market   Yield"  means  a  yield   (expressed  as  a
          percentage) calculated in accordance with the following formula:

               Money Market Yield  =    ((D x 360) / (360 - (D x M))) x 100

          where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

               Federal Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

               LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

                    (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in U.S. dollars having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

                    (ii) With  respect to  a  LIBOR Interest  Determination
               Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a
               principal  amount  that  is   representative  for  a  single
               transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

               "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

               Prime Rate. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) as necessary to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

               "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

               Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the
          Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

               Other/Additional Provisions; Addendum

               Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, Stated Maturity, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

               Risks

               An investment in Notes indexed as to interest, if any, to one or more interest rate or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time. Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

          Redemption

          Unless otherwise set forth in a Pricing Supplement, the Notes will be subject to redemption by the Company on and after the redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement. If no redemption date is indicated with respect to a Note, such Note will not be redeemable prior to Stated Maturity. On and after the redemption date with respect to any Note subject to redemption, such Note will be redeemable in whole or in part at a price determined as set forth in a Pricing Supplement, together with interest thereon payable to the date of redemption, on notice given no more than 60 nor less than 30 days prior to the date of redemption.

          Book-Entry Notes

          Except under the circumstances described below, the Notes will be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

          Book-Entry Notes represented by a Global Note will not be exchangeable for certificated notes and, except under the circumstances described below, will not otherwise be issuable as certificated notes.

          So long as the Depository, or its nominee, is the registered owner of a Global Note, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Notes represented by such Global Note for all purposes under the Note Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the owner of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Book-Entry Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Note and will not be considered the owners thereof under the Note Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

          If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual certificated notes in exchange for the Global Note representing the corresponding Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes represented by the Global Note and, in such event, will issue individual certificated notes in exchange for the Global Note representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Note will be entitled to physical delivery of individual certificated notes equal in principal amount to such Book-Entry Note and to have such certificated notes registered in his or her name.
          Individual certificated notes so issued will be issued as registered Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

          DTC has confirmed to the Company and the Agents the following information:

               1. DTC will act as securities depository for the Global Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Note will be issued for each Tranche of Notes, in the aggregate principal amount of such Tranche, and will be deposited with DTC.

               2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

               3.   Purchases of Notes under the DTC system must be made by
          or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

               4. To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect
          Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               6. Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

               7. Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               8. Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

               9. DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

               10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

          The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

          None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following summary describes certain material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers who have purchased Notes at the initial offering price thereof and who hold such Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax exempt entities, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United
          States Holders (as defined below) owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular Tranche of the Notes will be provided in the applicable Pricing Supplement.

          United States Holders

          As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;
          (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

          Payments  of  Interest.   Interest on  a  Note will  generally be
          taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

          Non-United States Holders

          Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income on, or gain from the sale or disposition of, any Note provided that (1) the interest income or gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (3) the Non-United States Holder is not a bank whose receipt of interest on a
          Note is described in Code Section 881(c)(3)(A), (4) with respect to any gain, the Non-United States Holder, if an individual, is not present in the United States for 183 days or more during the taxable year and (5) the Non-United States Holder provides the correct certification of his status (which may generally be satisfied by providing an IRS Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

          An individual holder of a Note who is a Non-United States Holder at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

          Backup Withholding

          In general, if a holder other than a corporate holder fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to backup withholding, a 31 percent federal backup withholding tax may be withheld from amounts paid to such holder. An individual's taxpayer identification number is such individual's social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the IRS where applicable.

                                 PLAN OF DISTRIBUTION

          The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. Initial purchasers may propose certain terms of the Notes, but the Company will have the right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of Notes sold through it, depending upon Stated Maturity. The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. An Agent may resell a Note purchased by it as principal to another broker-dealer at a discount, provided such discount does not exceed the commission or discount received by such Agent from the Company in connection with the original sale of such Note. The Company may also sell Notes directly to investors on its own behalf at a price to be agreed upon at the time of sale or through negotiated underwritten transactions with one or more underwriters. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

          No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

          The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including certain liabilities under the Securities Act.

          Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

          In connection with the offering of the Notes, the Agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the 1934 Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.




          PROSPECTUS

                           COLUMBUS SOUTHERN POWER COMPANY
                                     $350,000,000
                                   DEBT SECURITIES

               Columbus Southern Power Company (the "Company") intends to offer, from time to time, up to $350,000,000 aggregate principal amount of unsecured debt securities ("Debt Securities")
          consisting of (i) its notes or other unsecured evidences of indebtedness (collectively, the "New Notes") and (ii) its junior subordinated deferrable interest debentures (the "New Junior Subordinated Debentures"). The Debt Securities will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, denomination, interest rate or rates (or manner of calculation thereof), time of payment of interest, maturity or maturities, initial public offering price, if any, redemption provisions, if any, any listing on a securities exchange and other specific terms of each series of Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus supplement and/or pricing supplement thereto ("Prospectus Supplement").

               The Prospectus Supplement relating to any series of Debt Securities will contain information regarding certain United States income tax considerations, if applicable to such Debt Securities.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Company may sell the Debt Securities through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" herein.

                     The date of this Prospectus is June 8, 1998.


               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                AVAILABLE INFORMATION

               The Company is subject  to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange, where reports and other information concerning the Company may also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

               -- The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

               -- The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998 and Form 10-Q/A filed May 15, 1998; and

               --   The Company's Current Report on  Form 8-K dated May 15,
                    1998.

               All documents subsequently filed  by the Company pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                  TABLE OF CONTENTS
                                                                       Page

          Available Information . . . . . . . . . . . . . . . . . . . . . 2
          Documents Incorporated by Reference . . . . . . . . . . . . . . 2
          Table of Contents . . . . . . . . . . . . . . . . . . . . . . . 3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 3
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . 4
          Description of the New Notes  . . . . . . . . . . . . . . . . . 4
          Description of New Junior Subordinated Debentures . . . . . .  10
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . .  16
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  16

                                     THE COMPANY

               The Company is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 621,000 customers in central and southern Ohio, and in selling electric power at wholesale to other electric utilities and to municipally owned distribution systems within its service areas. Its principal executive offices are located at 215 North Front Street, Columbus, Ohio 43215 (telephone number: 614-464-7700). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The Company proposes to use the net proceeds from the sale of the Debt Securities to redeem or repurchase certain of its outstanding debt and/or preferred stock, to fund its construction program, to repay short-term indebtedness incurred in connection with such redemptions, repurchases or funding its construction program and for other corporate purposes. Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes.

               The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) during 1998 will be approximately $118,000,000. At May 15, 1998, the Company had approximately $49,000,000 of short-term indebtedness outstanding.

                          RATIO OF EARNINGS TO FIXED CHARGES

               Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1993 through 1997 and March 31, 1998:

                        12-Month
                      Period Ended                     Ratio

                    December 31, 1993                  0.76(a)
                    December 31, 1994                  2.81
                    December 31, 1995                  2.97
                    December 31, 1996                  3.01
                    December 31, 1997                  3.23
                    March 31, 1998                     3.15

          (a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes of $14,534,000). As a result, earnings for the twelve months ended December 31, 1993 were inadequate to cover fixed charges by $21,744,000. If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.

                               DESCRIPTION OF NEW NOTES

               The New Notes will be issued in one or more series under an Indenture, dated as of September 1, 1997, between the Company and Bankers Trust Company, as Trustee (the "Note Trustee"), as heretofore supplemented and amended and as to be further supplemented and amended from time to time by one or more supplemental indentures or Company Orders (the "Note Indenture"). Section and Article references used in this "Description of New Notes" are references to provisions of the Note Indenture unless otherwise noted. Capitalized terms used in this section and not otherwise defined have the meanings ascribed to such terms in the
          Note Indenture.

               All notes (including the  New Notes) to be issued  under the
          Note Indenture are herein sometimes referred to as "Notes". Copies of the Note Indenture and Company Order pursuant to which each series of the New Notes may be issued are filed as exhibits to the Registration Statement.

               The following statements include brief summaries of certain provisions of the Note Indenture under which the New Notes will be issued. Such summaries do not purport to be complete and reference is made to the Note Indenture for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

          General

               The New Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured debt of the Company, except debt that by its terms is subordinated to the other unsecured debt of the Company. The Note Indenture provides that the New Notes may be issued thereunder without limitation as to aggregate principal amount and may be issued thereunder from time to time in one or more series or one or more Tranches thereof, as authorized by a Board Resolution and as set forth in a Company Order or one or more supplemental indentures creating such series. (Section 2.01).

               Substantially all of the fixed properties and franchises of the Company are subject to the lien of its first mortgage bonds (the "Bonds") issued under and secured by an Indenture of Mortgage and Deed of Trust, dated as of September 1, 1940, as previously supplemented and amended by supplemental indentures, between the Company and Citibank, N.A., as trustee.

               A description of the following terms of each series of New Notes in respect of which this Prospectus is being delivered will be contained in a Prospectus Supplement:

                    (1)  the title of such series of the New Notes;

                    (2) any limit upon the aggregate principal amount of the New Notes of that series which may be authenticated and delivered;

                    (3) the date or dates on which the principal of the New Notes of the series is payable;

                    (4) the rate or rates (which may be fixed or variable) at which the New Notes of the series shall bear interest or the manner of calculation of such rate or rates, if any;

                    (5) the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest will be payable or the manner of determination of such Interest Payment Dates and the record date for the determination of holders to whom interest is payable on any such Interest Payment Dates;

                    (6) the place or places where the principal of, and premium, if any, and interest, if any, on the New Notes of that series shall be payable;

                    (7) the terms, if any, regarding the redemption, purchase or repayment of such series (whether at the option of the Company or a holder of the New Notes of such series and whether pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations) including redemption, purchase or repayment date or dates of such series, if any, and the price or prices and other terms and conditions upon which New Notes of the series shall be redeemed or purchased, in whole or in part;

                    (8) whether the New Notes are issuable as a Global Security and, in such case, the identity of the Depository for such series;

                    (9) the denominations in which the New Notes of the series shall be issuable; and

                    (10) any other terms with respect to such series (which
               terms shall not be inconsistent with the terms of the Note Indenture). (Section 2.01)

               The New Notes are not convertible into any other security of the Company. Except as may otherwise be described in a Prospectus Supplement, the covenants contained in the Note Indenture do not limit the amount of other debt, secured or unsecured, which may be issued by the Company. In addition, the
          Note Indenture does not contain any provisions that afford holders of Notes protection in the event of a highly leveraged transaction involving the Company.

          Form, Exchange, Registration and Transfer

               Unless otherwise specified in a Prospectus Supplement, New Notes in definitive form will be issued only as registered Notes without coupons in such denominations as may be permitted under the Note Indenture and authorized by the Company in a supplemental indenture or Company Order. New Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Note Indenture. Such transfer or exchange will be effected upon the Company or the Security Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Note Trustee as Security Registrar with respect to New Notes. The Company may change the place for registration of transfer and exchange of the New Notes and may designate one or more additional places for such registration and exchange. (Sections 2.05 and 4.02).

               The Company shall not be required to (i) issue, register the transfer of or exchange any New Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Notes and ending at the close of business on the day of such mailing or
          (ii) register the transfer of or exchange any New Notes or portions thereof called for redemption in whole or in part. (Section 2.05).

          Payment and Paying Agents

               Unless otherwise indicated in a Prospectus Supplement, payment of principal of and premium, if any, on any New Note will be made only against surrender to the Paying Agent of such New Note. Principal of and any premium and interest on any New Note will be payable at the office of such Paying Agent or Paying
          Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such New Note.

               Unless  otherwise indicated in  a Prospectus Supplement, the
          Note Trustee initially will act as Paying Agent with respect to New Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

               All moneys paid by the Company to a Paying Agent for the payment of the principal of and premium, if any, or interest, if any, on any New Notes that remain unclaimed at the end of two years after such principal, premium, if any, or interest, if any, shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Note thereafter will look only to the Company for payment thereof. (Section 11.04).

          Modification of the Note Indenture

               The Note Indenture contains provisions permitting the Company and the Note Trustee, with the consent of the holders of not less than a majority in principal amount of Notes of each series that is affected by the modification, to modify the Note Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Notes; provided, that no such modification may, without the consent of the holder of each outstanding Note affected thereby, (i) extend the fixed maturity of any Notes of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Security (as defined in the Note Indenture) that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Note Indenture, (ii) reduce the percentage of Notes, the holders of which are required to consent to any such supplemental indenture, or (iii) reduce the percentage of Notes, the holders of which are required to waive any default and its consequences. (Section 9.02).

               In addition, the Company and the Note Trustee may execute, without the consent of any holder of Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of Notes. (Sections 2.01, 9.01 and 10.01).

          Events of Default

               The Note Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of
          Notes:

                    (a) failure for 30 days to pay interest on Notes of that series when due and payable; or

                    (b) failure for 3 Business Days to pay principal or premium, if any, on Notes of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

                    (c) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Note Indenture for 90 days after written notice to the Company from the Note Trustee or the holders of at least 33% in principal amount of the outstanding Notes of that series; or

                    (d) certain events involving bankruptcy, insolvency or reorganization of the Company; or

                    (e) any other event of default provided for in a series of Notes. (Section 6.01).

               The Note Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of Notes may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Note Trustee. (Sections 6.01 and 6.06).

               The holders of a majority in aggregate outstanding principal amount of any series of Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee for that series. (Section 6.06). Subject to the provisions of the Note Indenture relating to the duties of the Note Trustee in case an Event of Default shall occur and be continuing, the Note Trustee will be under no obligation to exercise any of its rights or powers under the Note Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Note Trustee indemnity satisfactory to it. (Section 7.02).

               The holders of a majority in aggregate outstanding principal amount of any series of Notes affected thereby may, on behalf of the holders of all Notes of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Note Trustee) or a call for redemption of Notes of such series. (Section 6.06). The Company is required to file annually with the Note Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the
          Note Indenture.  (Section 5.03(d)).

          Consolidation, Merger and Sale

               The Note Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Notes. (Section 10.01).

          Legal Defeasance and Covenant Defeasance

               Notes of any series may be defeased in accordance with their terms and, unless the supplemental indenture or Company Order establishing the terms of such series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Note, to replace destroyed, lost or stolen Notes and to maintain agencies in respect of the Notes) with respect to the Notes of such series and the Note Indenture ("legal defeasance"). The Company at any time also may terminate as to a series its obligations with respect to the Notes of that series under any restrictive covenant which may be applicable to that particular series ("covenant defeasance").

               The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, the particular series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to that particular series.

               To exercise either of its defeasance options as to a series, the Company must deposit with the Note Trustee or any paying agent, in trust: moneys or Eligible Obligations, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Notes of such series that are Outstanding (as defined in the Note Indenture). Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Note Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Note Indenture with respect to such series and that such holders will realize gain, loss or income on such Notes, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred. (Section 11.01).

               In the event the Company exercises its option to effect a covenant defeasance with respect to the Notes of any series and the Notes of that series are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, the amount of money and Eligible Obligations on deposit with the Note Trustee may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for such payments. (Section 11.01).

          Governing Law

               The Note Indenture and Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

          Concerning the Note Trustee

               AEP System companies, including the Company, utilize or may utilize some of the banking services offered by Bankers Trust Company in the normal course of their businesses.

                  DESCRIPTION OF NEW JUNIOR SUBORDINATED DEBENTURES

               The New Junior Subordinated  Debentures will be issued under an Indenture, dated as of September 1, 1995, between the Company and The First National Bank of Chicago, as Trustee (the "Debenture Trustee"), as heretofore supplemented and amended and as to be further supplemented and amended from time to time (the "Debenture Indenture"). Section and Article references used in this "Description of New Junior Subordinated Debentures" are references to provisions of the Debenture Indenture unless otherwise noted. Capitalized terms used in this section and not otherwise defined have the meanings ascribed to such terms in the Debenture Indenture.

               All junior subordinated deferrable interest debentures (including the New Junior Subordinated Debentures) issued and to be issued under the Debenture Indenture are herein sometimes referred to as "Junior Subordinated Debentures". Copies of the Debenture Indenture, including the form of Supplemental Debenture Indenture pursuant to which each series of the New Junior Subordinated Debentures will be issued are filed as exhibits to the Registration Statement.

               The following statements include brief summaries of certain provisions of the Debenture Indenture under which Junior Subordinated Debentures will be issued. Such summaries do not purport to be complete and reference is made to the Debenture Indenture for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

          General

               The New Junior Subordinated Debentures will be unsecured, subordinated obligations of the Company. The Debenture Indenture provides that the Junior Subordinated Debentures may be issued from time to time in one or more series and does not limit the aggregate principal amount of Junior Subordinated Debentures that may be issued.

               A description of the following terms of each series of New Junior Subordinated Debentures in respect of which this Prospectus is being delivered will be contained in a Prospectus
          Supplement:

                    (1)  the   title  of   such   series   of  the   Junior
               Subordinated Debentures;

                    (2) any limit upon the aggregate principal amount of the Junior Subordinated Debentures of that series which may be authenticated and delivered;

                    (3) the date or dates on which the principal of the Junior Subordinated Debentures of the series is payable;

                    (4) the rate or rates (which may be fixed or variable) at which the Junior Subordinated Debentures of the series shall bear interest or the manner of calculation of such rate or rates, if any;

                    (5) the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest will be payable or the manner of determination of such Interest Payment Dates and the record date for the determination of holders to whom interest is payable on any such Interest Payment Dates;

                    (6) the right to extend the interest payment periods and the duration of such extension;

                    (7) the period or periods within which, the price or prices at which and the terms and conditions upon which, Junior Subordinated Debentures of the series may be redeemed, in whole or in part, at the option of the Company;

                    (8) the obligation, if any, of the Company to redeem or purchase Junior Subordinated Debentures of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, Junior Subordinated Debentures of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                    (9) the denominations in which the Junior Subordinated Debentures of the series shall be issuable;

                    (10) any other terms with respect to such series (which
               terms shall not be inconsistent with the terms of the Debenture Indenture); and

                    (11) whether  the  Junior  Subordinated Debentures  are
               issuable as a Global Debenture and, in such case, the identity of the Depository for such series. (Section 2.01).

               Except as may otherwise be described in a Prospectus Supplement, the covenants contained in the Debenture Indenture would not afford holders of New Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company.

          Subordination

               The Debenture Indenture provides that payment of the principal of, premium, if any, and interest on, Junior Subordinated Debentures, including the New Junior Subordinated Debentures, is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Debenture Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, Junior Subordinated Debentures may be made if payment of principal, premium, interest or any other payment on any Senior Indebtedness is not made when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before any payment is made on Junior Subordinated Debentures. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior
          Indebtedness until all amounts owing on Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.04).

               The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Debenture Indenture or thereafter incurred, created or assumed:

                    (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed;

                    (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company;

                    (c) all installment purchase agreements entered into by the Company in connection with revenue bonds issued by an agency or political subdivision of a state of the United States of America; and

                    (d)  all   renewals,   extensions   or  refundings   of
               indebtedness of the kinds described in either of the preceding clauses (a), (b) and (c);

          unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.01 and 14.08).

               The Debenture Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of May 15, 1998, Senior Indebtedness of the Company aggregated approximately $906,520,000.

          Form, Exchange, Registration and Transfer

               Unless otherwise specified in a Prospectus Supplement, New Junior Subordinated Debentures in definitive form will be issued only as registered Junior Subordinated Debentures without coupons in denominations of $25 and in integral multiples thereof authorized by the Company. New Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Debenture Indenture. Such transfer or exchange will be effected upon the Company or the Debenture Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Debenture Trustee as Debenture Registrar with respect to New Junior Subordinated Debentures. (Section 2.05).

               The Company shall not be required to (i) issue, register the transfer of or exchange any New Junior Subordinated Debenture during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Junior Subordinated Debentures and ending at the close of business on the day of such mailing or
          (ii) register the transfer of or exchange any New Junior Subordinated Debentures or portions thereof called for redemption. (Section 2.05).

          Payment and Paying Agents

               Unless otherwise indicated in a Prospectus Supplement, payment of principal of and premium (if any) on any New Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such New Junior Subordinated Debenture. Principal of and any premium and interest on New Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such New Junior Subordinated Debentures.

               Unless otherwise indicated in a Prospectus Supplement, the Debenture Trustee will act as Paying Agent with respect to New Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

               All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium or interest, if any, on any New Junior Subordinated Debenture that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Junior Subordinated Debenture will thereafter look only to the Company for payment thereof. (Section 11.04).

          Modification of the Debenture Indenture

               The Debenture Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of Junior Subordinated Debentures of each series that are affected by the modification, to modify the Debenture Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior
          Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02).

               In addition, the Company and the Debenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01 and 10.01).

          Events of Default

               The Debenture Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures:

                    (a) failure for 10 days to pay interest on Junior Subordinated Debentures of that series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

                    (b) failure to pay principal or premium, if any, on Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make payment required by any sinking or analogous fund with respect to that series; or

                    (c) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Debenture Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures of that series; or

                    (d) certain events involving bankruptcy, insolvency or reorganization of the Company. (Section 6.01).

               The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Debenture Trustee. (Sections 6.01 and 6.06).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee for that series. (Section 6.06). Subject to the provisions of the Debenture Indenture relating to the duties of the Debenture Trustee in case an Event of Default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request or direction of any of the holders of the Junior Subordinated Debentures, unless such holders shall have offered to the Debenture Trustee indemnity satisfactory to it. (Section 7.02).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Debenture Trustee) or a call for redemption of Junior Subordinated Debentures of such series. (Section 6.06). The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Debenture Indenture. (Section 5.03(d)).

          Consolidation, Merger and Sale

               The Debenture Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Junior Subordinated Debentures. (Section 10.01).

          Defeasance and Discharge

               Under the terms of the Debenture Indenture, the Company will be discharged from any and all obligations in respect of the New Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of New Junior Subordinated Debentures, replace stolen, lost or mutilated New Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Debenture Trustee, in trust, moneys or Governmental Obligations (as defined in the Debenture Indenture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, New Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of the New Junior Subordinated Debentures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Debenture Trustee an Opinion of Counsel to the effect that the holders of the New Junior Subordinated Debentures will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Debenture Indenture with respect to such series and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred. (Section 11.01).

          Governing Law

               The   Debenture  Indenture   and  New   Junior  Subordinated
          Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

          Concerning the Debenture Trustee

               AEP System companies, including the Company, utilize or may utilize some of the banking and/or capital leasing services offered by The First National Bank of Chicago in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of the Debt Securities will be rendered by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, counsel for the Underwriters. Additional legal opinions in connection with the offering of the Debt Securities may be given by John F. Di Lorenzo, Jr., Thomas G. Berkemeyer, David C. House or William E. Johnson, counsel for the Company. Mr. Di Lorenzo is Associate General Counsel, Mr. Berkemeyer is Assistant General Counsel, and Messrs. House and Johnson are Attorneys, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine LLP acts as counsel to affiliates of the Company in connection with certain matters.

                                       EXPERTS

               The  financial  statements and  related  financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 PLAN OF DISTRIBUTION

               The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

               If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Debt Securities if any are purchased.

               Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Debt Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.